EX-99.23.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 22, 2006 on the financial statements of Johnson Mutual Funds, comprising of the Johnson Growth Fund, Johnson Opportunity Fund, Johnson Realty Fund, Johnson Fixed Income Fund, Johnson Municipal Income Fund, Johnson Equity Income Fund, Johnson Dynamic Growth Fund, Johnson Disciplined Large Company Fund, Johnson Disciplined Small Company Fund, JIC Institutional Fund I, JIC Institutional Fund II, JIC Institutional Fund III, and the Johnson Enhanced Return Fund dated as of December 31, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Johnson Mutual Funds (SEC File No. 811-7254).

/s/

Cohen McCurdy, Ltd.
Westlake, Ohio
April 27, 2006